Exhibit 99.2

SPECTRUM BRANDS RECEIVES COMMITMENT TO
REFINANCE BANK CREDIT FACILITY

ATLANTA, March 12, 2007 - Spectrum Brands, Inc. (NYSE: SPC), today announced that Goldman Sachs and Bank of America have provided a commitment to refinance Spectrum Brands’ existing bank credit facility. This commitment provides for a new bank credit facility in the aggregate principal amount of at least $1.6 billion with a six year maturity. The refinancing is anticipated to be completed by March 30, 2007.

Spectrum Brands President and Chief Executive Officer David Jones stated: “We are very pleased to have reached this refinancing commitment with Goldman Sachs and Bank of America, which will provide us with the financial flexibility to take additional steps to improve our capital structure in an orderly manner. We remain keenly focused on completion of asset sales to reduce our outstanding debt and leverage. We believe the Company is on the right track to creating long-term sustainable value."

The commitment of Goldman Sachs and Bank of America is subject to customary terms and conditions, including negotiation and execution of definitive loan documentation. Goldman Sachs will lead the refinancing and act as joint lead arranger, joint bookrunner and sole syndication agent. Bank of America will act as joint lead arranger and joint bookrunner. There can be no assurances that the anticipated refinancing will be completed or, if completed, what the time or terms of such transaction will be.

Forward Looking Statement

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially from these statements as a result of (1) changes in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (2) changes in consumer demand for the various types of products Spectrum Brands offers, (3) changes in the general economic conditions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation, consumer spending and raw material costs, (4) the company's ability to successfully implement manufacturing, distribution and other cost efficiencies, (5) the company's ability to complete asset sales to reduce its outstanding debt and leverage, (6) the company's ability to refinance its existing bank credit facility and successfully consummate the planned exchange offer and consent solicitation for its 8½% Senior Subordinated Notes due 2013, (7) the effects of the bank credit facility refinancing, exchange offer and consent solicitation in general and (8) various other factors, including those discussed herein and those set forth in Spectrum Brands' securities filings, including the most recently filed Annual Report on Form 10-K. Spectrum Brands can give no assurance as to future results, levels of activity or achievements.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 8,400 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

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Investor Contact:
Nancy O’Donnell
VP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
Sard Verbinnen & Co for Spectrum Brands
Jamie Tully or Victoria Hofstad
212-687-8080